EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355

Nina Devlin
Edelman
Phone: 212-704-8145

CryoLife Posts Record Third Quarter Revenues of $28.4 Million

Operating Cash Flow for the First Nine Months of 2010 Reaches $13.8 million

ATLANTA, GA…(November 4, 2010)…CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and cardiovascular tissue processing company, announced today its results for the third quarter of 2010.  Revenues for the third quarter increased 1 percent to a third quarter record of $28.4 million compared to $28.2 million for the third quarter of 2009.

“During the third quarter we achieved significant milestones in our corporate development strategy including securing worldwide distribution and manufacturing rights to a second generation hemostatic agent, PerClot®, and gaining regulatory approval of BioGlue® in Japan,” stated Steven G. Anderson, president and chief executive officer.  “With our continued strong cash flow generation we are well positioned to pursue business development opportunities that will expand our product offerings to surgeons and patients worldwide.  At the same time, we are focused on returning value to our shareholders through these opportunities, as well as through our ongoing stock repurchase program.”

Net loss for the third quarter of 2010 was $3.0 million, or $0.11 per basic and fully diluted common share, compared to net income of $1.9 million, or $0.07 per basic and fully diluted common share, for the third quarter of 2009.  The Company recorded pretax charges in the third quarter of 2010 of $3.7 million for acquired in-process research and development related to the Starch Medical transaction, $3.6 million related to the impairment of its investment in Medafor common stock, and $1.6 million related to HemoStase® inventory that the Company does not believe that it will be able to distribute.  Excluding these charges, adjusted net income for the third quarter of 2010 was $2.6 million, or $0.09 per basic and fully diluted common share.

The Company also recorded pretax charges in the third quarter of 2010 of approximately $283,000 related to litigation with Medafor and recorded a $143,000 gain on valuation of the derivative related to the investment in Medafor common stock.

Revenues for the first nine months of 2010 increased 5 percent to a first nine month record $87.4 million compared to $83.1 million for the first nine months of 2009.

Net income for the first nine months of 2010 was $1.8 million, or $0.07 per basic and $0.06 per fully diluted common share, compared to $6.3 million, or $0.22 per basic and fully diluted common share for the first nine months of 2009.  The Company recorded pretax charges in the first nine months of 2010 of $3.7 million for acquired in-process research and development related to the Starch Medical transaction, $3.6 million related to the impairment of its investment in Medafor common stock, and $1.6 million related to HemoStase inventory that the Company does not believe that it will be able to distribute.  Excluding these charges, adjusted net income for the first nine months of 2010 was $7.5 million, or $0.27 per basic and $0.26 per fully diluted common share.

The Company recorded pretax charges in the first nine months of 2010 of $729,000 in connection with the write-off of capitalized legal expenses associated with BioGlue Surgical Adhesive intellectual property rights in Germany and approximately $1.1 million in costs related to litigation with Medafor.  Additionally, the Company recorded a $1.3 million gain on valuation of the derivative related to the investment in Medafor common stock.

Preservation service revenues for the third quarter of 2010 increased 1 percent to $15.1 million compared to $15.0 million for the third quarter of 2009.  Preservation service revenues for the first nine months of 2010 increased 7 percent to $45.7 million compared to $42.7 million for the first nine months of 2009.  The increase in preservation service revenues for the third quarter of 2010 was primarily due to increased shipments of vascular tissues.  The increase in preservation service revenues for the first nine months of 2010 was primarily due to increased shipments of cardiac and vascular tissues.

Product revenues, which consist primarily of sales of BioGlue and HemoStase, were $13.2 million for the third quarter of 2010 compared to $12.8 million for the third quarter of 2009, an increase of 3 percent.  Product revenues were $41.3 million for the first nine months of 2010 compared to $39.7 million for the first nine months of 2009, an increase of 4 percent.

Total gross margins were 54 percent and 60 percent for the third quarters of 2010 and 2009, respectively.  Total gross margins were 58 percent and 63 percent for the first nine months of 2010 and 2009, respectively.  Total gross margins for the 2010 periods include a pretax charge of $1.6 million related to HemoStase inventory that the Company does not believe that it will be able to distribute.  Excluding the write-off of the HemoStase inventory, total adjusted gross margins were 59 percent and 60 percent for the third quarter and first nine months of 2010, respectively.

Preservation services gross margins were 41 percent for each of the third quarters of 2010 and 2009.  Preservation services gross margins were 40 percent and 43 percent for the first nine months of 2010 and 2009, respectively.

Product gross margins were 67 percent and 82 percent for the third quarters of 2010 and 2009, respectively.  Product gross margins were 77 percent and 84 percent for the first nine months of 2010 and 2009, respectively.  Product gross margins for the 2010 periods include a pretax charge of $1.6 million related to HemoStase inventory that the Company does not believe that it will be able to distribute.  Excluding the write-off of the HemoStase inventory, adjusted product gross margins were 80 percent and 81 percent for the third quarter and first nine months of 2010, respectively.

General, administrative, and marketing expenses for the third quarter of 2010 were $11.4 million compared to $12.4 million for the third quarter of 2009.  General, administrative, and marketing expenses for the third quarter of 2010 included approximately $283,000 in costs related to litigation with Medafor.

General, administrative, and marketing expenses for the first nine months of 2010 were $36.9 million compared to $37.4 million for the first nine months of 2009.  General, administrative, and marketing expenses for the first nine months of 2010 included a charge of $729,000 related to the write-off of capitalized legal expenses associated with BioGlue intellectual property rights in Germany and approximately $1.1 million in costs related to litigation with Medafor.

Research and development expenses were $1.4 million and $1.5 million for the third quarters of 2010 and 2009, respectively.  Research and development expenses were $3.9 million for each of the first nine months of 2010 and 2009.  Research and development spending in 2010 was primarily focused on the Company’s SynerGraft® tissues and products and BioFoam™ Surgical Matrix.

The write-down of acquired in-process research and development of $3.7 million was for an intangible asset for PerClot distribution and manufacturing rights in the U.S. and certain other countries, which do not have current regulatory approvals and was therefore expensed upon acquisition.

Other expense of $3.3 million in the third quarter of 2010 consists primarily of a $3.6 million charge related to impairment of the investment in Medafor common stock.  Other expense of $2.5 million in the first nine months of 2010 consists primarily of the $3.6 million charge related to the impairment of the investment in Medafor common stock, partially offset by a $1.3 million gain on valuation of the derivative related to the investment in Medafor common stock.

As of September 30, 2010, the Company had $36.3 million in cash, cash equivalents, and restricted securities, compared to $35.1 million at December 31, 2009.  Of this $36.3 million, $1.8 million was received from the U.S. Department of Defense as advance funding for the development of BioFoam protein hydrogel technology, and $5.3 million was designated as restricted securities primarily due to a financial covenant requirement under the Company’s credit agreement.  The Company’s net cash flows provided by operations were $3.8 million and $13.8 million for the third quarter and first nine months of 2010, respectively.  The Company has net operating loss carryforwards that will reduce required cash payments for federal and state income taxes for the 2010 tax year.

During the three and nine month periods ended September 30, 2010, the Company purchased 493,000 and 767,000 shares of the Company’s common stock at average prices of $5.52 and $5.51, respectively, resulting in aggregate purchases of $2.7 million and $4.3 million, respectively.

Medafor Update

On September 27, 2010, Medafor informed CryoLife that it had fully and finally terminated its exclusive distribution agreement based upon CryoLife’s alleged repudiation of the agreement.  This was the sixth time that Medafor has notified Company that it either had terminated the distribution agreement or was going to terminate the distribution agreement.

           CryoLife is currently evaluating all of its options related to this most recent termination by Medafor, and it intends to challenge the validity of Medafor's termination of the distribution agreement and pursue its rights and remedies in court.  Discovery proceedings in the litigation have recently commenced and the Company believes that a trial would not likely occur before 2012.

Fourth Quarter 2010 Financial Guidance

The Company is providing its guidance for the fourth quarter of 2010. The Company expects total revenues for the fourth quarter of 2010 to be between $28.0 million and $30.0 million, which includes between $500,000 and $750,000 related to funding received from the U.S. Department of Defense in connection with the development of BioFoam.  The Company expects HemoStase revenues of between $2.0 million and $2.5 million in the fourth quarter of 2010.  Research and development expenses are expected to be between $2.0 million and $2.5 million in the fourth quarter of 2010.  The Company expects earnings per share of between $0.06 and $0.08 for the fourth quarter of 2010.

2011 Financial Guidance

The Company is providing its initial guidance for the full year of 2011 subject to the potential impact of the ongoing litigation with Medafor, including the uncertainty of whether CryoLife will be able to continue to sell HemoStase in the first quarter of 2011, and other factors, as described above.  The Company expects total revenues for the full year of 2011 to be between $122.0 million and $128.0 million, which includes between $1.5 million and $2.0 million related to funding received from the U.S. Department of Defense in connection with the development of BioFoam.  The Company expects tissue processing revenues to increase between mid-single and low-double digits on a percentage basis in 2011 compared to 2010, BioGlue revenues to increase in mid-single digits on a percentage basis in 2011 compared to 2010, with revenues from powdered hemostats, including HemoStase and PerClot, to be between $4.0 million and $6.0 million.  Research and development expenses are expected to be between $10.0 million and $12.0 million in 2011.  The Company expects earnings per share of between $0.26 and $0.30 in 2011.

The Company’s financial guidance for the fourth quarter of fiscal 2010 and the full year of fiscal 2011 is subject to the risks described below in the last paragraph of this press release.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available from November 4 through November 11 and can be accessed by calling 877-660-6853 (toll free) or 201-612-7415.  The account number for the replay is 244 and the conference number is 359197.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  The Company’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair and was recently approved in Japan for use in the repair of aortic dissections.  The Company's BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  In late September, CryoLife entered into a distribution agreement for PerClot®, an absorbable powder hemostat that has CE Mark designation allowing commercial distribution into the European Community.  CryoLife currently distributes HemoStase®, a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in many international markets for cardiac, vascular, and general surgery, subject to certain exclusions, although CryoLife has received notice from Medafor, Inc. that it has terminated its HemoStase distribution agreement with CryoLife.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding our ability to pursue business development opportunities that will expand our product offerings to surgeons and patients worldwide, our focus on returning value to our shareholders through business development opportunities and our ongoing stock repurchase program, our intention to challenge the validity of Medafor’s termination of the distribution agreement and to pursue our rights and remedies in court, our belief that a trial with respect to our litigation with Medafor is not likely to occur before 2012, and our anticipated performance for the fourth quarter of 2010 and the full year of fiscal 2011.  These risks and uncertainties include that our strategies related to business development opportunities and stock repurchases are subject to change, and our business needs and the price of our common stock, as well as general economic conditions, may cause us to reevaluate and/or change our strategies or prevent us from succeeding in the execution of our strategies.  Our current plans with respect to our litigation with Medafor are subject to change based on actions that Medafor may take, which are beyond are control, and the advice we receive from counsel.  The date of our trial with Medafor will be set by the court and is beyond our control.  The earnings guidance for the remainder of fiscal 2010 and fiscal 2011 contains general expenses associated with business development opportunities, but does not include significant expenses associated with specific targets.  We have budgeted for a certain level of expenses related to our on-going litigation with Medafor.  However, if actual future legal expenses exceed the amounts budgeted, then it could materially, adversely affect our expense and earnings guidance.  Our anticipated performance for the fourth quarter of 2010 and the full year of fiscal 2011 is also subject to the general risks associated with our business, including that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, including that a German Patent Court has nullified our main BioGlue patent in Germany, and if the ruling is upheld on appeal, we would be prevented from suing to prevent third parties from infringing the main BioGlue patent in Germany, we are subject to stringent domestic and foreign regulation which may impede the approval process of our tissues and products, hinder our development activities and manufacturing processes, and, in some cases, result in the recall or seizure of previously cleared or approved tissues and products, Medafor has terminated our distribution agreement with it and we will in the near future be unable to continue to distribute HemoStase, which will have a material, adverse impact on our revenues and profitability and may require us to write-off additional HemoStase inventory, which could have a material adverse impact on our profitability, Medafor may continue to directly compete with us in our sales of hemostatic products, and such actions may negatively impact our sales; our investment in Medafor has been impaired and we could in the future determine that a further impairment in the value of our investment in Medafor common stock has occurred, which could have a material, adverse impact on our financial condition and profitability, we may not be able to readily liquidate our investment in Medafor, and if we are able to liquidate our investment, we may receive less cash than our original investment and we may receive less than the carrying value of our investment, healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material adverse effect on us, uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property, uncertainties related to patents and protection of proprietary technology for products distributed by CryoLife may adversely affect our ability to distribute those products, the tissues we process and our products allegedly have caused and may in the future cause injury to patients, and we have been and may be exposed to product liability claims and additional regulatory scrutiny as a result, we are dependent on the availability of sufficient quantities of tissue from human donors, our CryoValve SGPV post-clearance study may not provide expected results, demand for our tissues and products could decrease in the future, which could have a material adverse effect on our business, the success of many of our tissues and products depends upon strong relationships with physicians, consolidation in the health care industry could lead to demands for price concessions or limits or eliminate our ability to sell to certain of our significant market segments, our existing insurance policies may not be sufficient to cover our actual claims liability, we may be unable to obtain adequate insurance at a reasonable cost, if at all, the loss of any of our sole-source suppliers could have an adverse effect on our revenues, financial condition, profitability, and cash flows, intense competition may affect our ability to operate profitably, regulatory action outside of the U.S. has affected our business in the past and may affect our business in the future, rapid technological change could cause our services and products to become obsolete, continued fluctuation of foreign currencies relative to the U.S. Dollar could materially and adversely impact our business, our credit facility limits our ability to pursue significant acquisitions, key growth strategies may not generate the anticipated benefits, there are limitations on the use of our net operating loss carryforwards, our ability to borrow under our credit facility may be limited, we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development, and our new services and products may not achieve market acceptance, extensive government regulation may adversely affect our ability to develop and market services and products, investments in new technologies and acquisitions of products or distribution rights may not be successful, if we are not successful in expanding our business activities in international markets, we may be unable to increase our revenues, we are not insured against all potential losses, and natural disasters or other catastrophes could adversely affect our business, financial condition, and profitability, and we are dependent on key personnel.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-Q to be filed for the quarter ended September 30, 2010 and our Form 10-K filing for the year ended December 31, 2009, and the Company's other SEC filings.  The Company does not undertake to update its forward-looking statements.

 CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues:
Preservation services	$15,111	$15,033	$45,699	$42,672
Products	13,175	12,806	41,276	39,669
Other	157	380	448	729
Total revenues	28,443	28,219	87,423	83,070

Cost of preservation services and products:
Preservation services	8,911	8,903	27,322	24,421
Products	4,310	2,275	9,318	6,478
Total cost of preservation services
and products	13,221	11,178	36,640	30,899

Gross margin	15,222	17,041	50,783	52,171

Operating expenses:
General, administrative, and marketing	11,376	12,386	36,863	37,440
Research and development	1,354	1,461	3,886	3,854
Write-down of acquired in-process research
and development	3,749	--	3,749	--
Total operating expenses	16,479	13,847	44,498	41,294

Operating (loss) income	(1,257)	3,194	6,285	10,877

Interest expense	29	58	145	168
Interest income	(6)	(10)	(16)	(73)
Gain on valuation of derivative	(143)	--	(1,345)	--
Other than temporary investment impairment	3,638	--	3,638	--
Other (income) expense, net	(187)	8	44	100

(Loss) income before income taxes	(4,588)	3,138	3,819	10,682
Income tax (benefit) expense	(1,557)	1,276	1,990	4,369

Net (loss) income	$(3,031)	$1,862	$1,829	$6,313

(Loss) income per common share:
Basic	$(0.11)	$0.07	$0.07	$0.22
Diluted	$(0.11)	$0.07	$0.06	$0.22

Weighted-average common shares outstanding:
Basic	27,783	28,145	28,086	28,074
Diluted	27,783	28,382	28,356	28,261

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Preservation Services:
Cardiac tissue	$7,189	$7,315	$20,953	$19,377
Vascular tissue	7,922	7,699	24,746	23,147
Orthopaedic tissue	--	19	--	148
Total preservation services	15,111	15,033	45,699	42,672

Products:
BioGlue and BioFoam	11,046	11,180	35,219	35,323
HemoStase	2,129	1,562	6,127	4,139
Other medical devices	--	64	(70)	207
Total products	13,175	12,806	41,276	39,669

Other	157	380	448	729
Total revenues	$28,443	$28,219	$87,423	$83,070

Revenues:
U.S.	$24,080	$23,941	$73,427	$70,264
International	4,363	4,278	13,996	12,806
Total revenues	$28,443	$28,219	$87,423	$83,070

	September 30,	December 31,
	2010	2009
	(Unaudited)
Cash, cash equivalents, and restricted securities	$36,318	$35,121
Receivables, net	15,217	14,636
Deferred preservation costs	32,350	36,445
Inventories	6,298	6,446
Investment in equity securities	2,608	3,221
Total assets	134,505	133,859
Shareholders’ equity	112,378	110,446

CRYOLIFE, INC.
Unaudited Reconciliation of
Non-GAAP Net Income and Income per Common Share
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
GAAP:

(Loss) Income before income taxes	$(4,588)	$3,138	$3,819	$10,682
Income tax (benefit) expense	(1,557)	,276	,990	4,369

Net (Loss) income	$(3,031)	$1,862	$1,829	$6,313

(Loss) Income per common share:
Basic	$(0.11)	$0.07	$0.07	$0.22
Diluted	$(0.11)	$0.07	$0.06	$0.22

Weighted-average common shares outstanding:
Basic	27,783	28,145	28,086	28,074
Diluted	27,783	28,382	28,356	28,261

Reconciliation excluding items:

(Loss) Income before income taxes, GAAP	$(4,588)	$3,819
Excluding write-down of inventory	1,642	1,642
Excluding acquired in-process research and
development	3,749	3,749
Excluding other than temporary
investment impairment	3,638	3,638
Net income before taxes, non-GAAP	4,441	12,848

Income tax expense calculated at 2010
effective tax rate of 42% for the three
and nine months	1,865	5,396
Net income, non-GAAP	$2,576	$7,452

Income per common share, non-GAAP:
Basic	$0.09	$0.27
Diluted	$0.09	$0.26

Weighted average common shares outstanding:
Basic	27,783	28,086
Diluted	28,039	28,356

Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.  In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies.  Adjusted net income and adjusted income per common share exclude write-downs of inventory and investment in Medafor common stock due to the termination of the Medafor exclusive distribution agreement.  Additionally, adjusted net income and adjusted income per common share exclude a write-down of acquired in-process research and development as a result of the acquisition of certain assets of Starch Medical, Inc.  The Company believes that this non-GAAP presentation provides useful information to investors regarding certain additional financial and business trends relating to the Company’s financial condition and results of operations, and valuable insight into the Company’s ongoing operations and earnings.

CRYOLIFE, INC.
Unaudited Reconciliation of
Non-GAAP Gross Margin Excluding the HemoStase Inventory Write-Down
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010		2010
Total revenues, GAAP	$28,443		$87,423
Cost of preservation services
and products, GAAP	13,221		36,640

Total gross margin, GAAP	$15,222	54%	$50,783	58%

Add back HemoStase inventory
write-down	1,642		1,642

Total gross margin, non-GAAP	$16,864	59%	$52,425	60%

	Three Months Ended		Nine Months Ended
	September 30,		Septemer 30,
	2010		2010

Total product revenues, GAAP	$13,175		$41,276
Cost of products, GAAP	4,310		9,318

Total product gross margin, GAAP	$8,865	67%	$31,958	77%

Add back HemoStase inventory
write-down	1,642		1,642

Total product gross margin, non-GAAP	$10,507	80%	$33,600	81%

Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.  In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies.  Adjusted total and product gross margins exclude write-downs of inventory due to the termination of the Medafor exclusive distribution agreement.  The Company believes that this non-GAAP presentation provides useful information to investors regarding business trends relating to the Company’s gross margins and the Company’s ongoing operations.

For additional information about the Company, visit CryoLife’s Web site:
http://www.cryolife.com.